UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

STEEL PARTNERS HOLDINGS L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-35493	13-3727655
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

As previously disclosed, on January 22, 2015, Cedar 2015 Limited (“BidCo”), a wholly owned UK subsidiary of CoSine Communications, Inc. (“CoSine”), a holding company, issued an announcement under Rule 2.7 of the United Kingdom City Code on Takeovers and Mergers announcing an offer (the “Offer”) to acquire all of the issued and to be issued shares in API Group plc (“API”), other than shares owned by Steel Partners Holdings L.P. (the “Company”) and its subsidiaries. API is a manufacturer and distributor of foils, films and laminates used to enhance the visual appeal of products and packaging. The Company, through its subsidiaries SPH Group Holdings LLC (“SPH Holdings”) and SPH Group LLC, owns in the aggregate 21,279,271 shares of CoSine common stock representing approximately 80.1% of the total combined voting power of all classes of CoSine stock issued and outstanding. Under the terms of the Offer, API shareholders will receive 60 pence in cash per ordinary share of API. Immediately prior to the commencement of the Offer, Bidco owned approximately 32% of the outstanding shares of API.

On January 20, 2015, SPH Holdings provided a loan to BidCo in the aggregate principal amount of $37,000,000, secured by all assets of BidCo (the “Loan”), pursuant to the terms and conditions of a Secured Promissory Note.

On March 5, 2015, Bidco completed the acquisition of approximately 30,054,844 shares of API pursuant to the Offer resulting in Bidco owning approximately 71.5% of the outstanding shares of API. The proceeds of the Loan were used by BidCo to fund the Offer. The Offer will remain open until March 19, 2015.

The Company believes that the acquisition of additional shares of API pursuant to the Offer may be significant depending on the Company’s receipt of financial results for API for the fiscal year ending March 31, 2014, converted to US GAAP. Such converted financial results are expected to be available in April 2015, which information regarding API is necessary to enable the Company to make a definitive determination.

This Current Report on Form 8-K is not intended to and does not constitute or form part of an offer or invitation to purchase or otherwise acquire any securities or the solicitation of any vote or approval in any jurisdiction, pursuant to the Offer or otherwise in contravention of applicable law.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

March 11, 2015	STEEL PARTNERS HOLDINGS L.P.

	By:	Steel Partners Holdings GP Inc.
Its General Partner

	By:	/s/ James F. McCabe, Jr.
James F. McCabe, Jr.
Chief Financial Officer